Exhibit 99.1

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN BIOTECHNOLOGIES ANNOUNCES SECOND QUARTER 2004

FINANCIAL RESULTS

— Company Advances Development of HspE7 for RRP Pivotal Trial —

FOR IMMEDIATE RELEASE	August 5, 2004

San Diego, California USA - Stressgen Biotechnologies (TSX: SSB) announced today financial results for the second quarter ended June 30, 2004.  All amounts, unless specified otherwise, are in Canadian dollars.

Stressgen reported a net loss of $6,366,000, or $0.09 (US$0.07) per share, for the three month period ended June 30, 2004, compared to a net loss of $4,403,000, or $0.07 (US$0.05) per share, for the same period in 2003 and a net loss of $6,284,000, or $0.09 (US$0.07) in first quarter 2004. The net loss for the six months ended June 30, 2004 was $12,650,000 or $0.17 (US$0.13) per share compared to $6,860,000 and $0.11 (US$0.08) per share for the same period in 2003.  The Company had cash and short-term investments of $39,891,000 at June 30, 2004.

The Company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments, effective January 1, 2004.  The impact on net loss of this accounting change was $964,000 for the first half of 2004.

“After our meeting with the U.S. Food and Drug Administration (FDA) on June 30, we reaffirmed our path forward to develop and commercialize our lead compound, HspE7,” commented Gregory M. McKee, Stressgen’s Vice President of Corporate Development and Chief Financial Officer.  “Our continued efforts to advance HspE7, primarily by focusing on process development and scale-up activities associated with manufacturing commercial grade material and designing a pivotal clinical trial in recurrent respiratory papillomatosis (RRP), are reflected in our quarterly results.”

The Company continues to target a Phase III pivotal trial for RRP beginning in the second quarter of 2005 and a Biologics License Application submission to the FDA for RRP as the first indication for HspE7 in mid-2007.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative immunotherapeutics for the treatment of infectious diseases and cancer.  In addition to developing HspE7 for diseases caused by HPV, the Company has also initiated research studies to evaluate stress protein fusions made through its CoValTM technology for the treatment of hepatitis B and herpes simplex and is targeting hepatitis C.  Stressgen is also an internationally recognized supplier of research products used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

The Company is publicly traded on the TSX Toronto Stock Exchange under the symbol SSB.

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.  For more information about CoValTM fusion technology, or Stressgen, please visit the Company at its website located at www.stressgen.com.

This news release contains forward-looking statements, including projected timelines for clinical trials and regulatory submissions, which are subject to risks and uncertainties.  Actual results may differ materially from the implications of our forward-looking statements due to factors including our dependence on collaborative partners, potential difficulties in navigating the regulatory approval process and our need for additional capital.  For more details regarding these and other risks, see our most recent quarterly report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities.

Gregory M. McKee	Jennifer Matterson
Vice President, Corporate Development and CFO	Communications Coordinator
6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4940	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
gmckee@stressgen.com

(financial information attached)

-more-

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Canadian dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003
Revenues:
Bioreagent sales	$1,446	$1,373	$2,898	$2,792
Collaborative R&D revenue	190	1,508	363	6,729
	1,636	2,881	3,261	9,521
Operating expenses:
Research and development	5,973	4,791	11,542	11,284
Selling, general and administrative	1,892	1,866	4,245	4,156
Cost of bioreagent sales	306	388	662	753
	8,171	7,045	16,449	16,193

Operating loss	(6,535)	(4,164)	(13,188)	(6,672)

Other income (expenses):
Interest and other income, net	(48)	255	302	458
Net foreign exchange gain (loss)	244	(485)	291	(626)
Interest expense	(27)	(9)	(55)	(20)
	169	(239)	538	(188)

Net loss	$(6,366)	$(4,403)	$(12,650)	$(6,860)

Basic and diluted loss per common share	$(0.09)	$(0.07)	$(0.17)	$(0.11)

Weighted average common shares outstanding (in thousands)	72,506	61,198	72,502	60,721

CONSOLIDATED BALANCE SHEET INFORMATION

(Canadian dollars in thousands)

	June 30, 2004	December 31, 2003

	(Unaudited)

Cash and short-term investments	$39,891	$52,090
Total assets	43,825	56,430
Long-term obligations	2,157	2,672
Stockholders’ equity	36,846	48,577

Total shares outstanding (in thousands)	72,506	72,491